                                                                   EXHIBIT 10.52

                                  REAL ESTATE

                               PURCHASE AND SALE

                                   AGREEMENT



                                    between

BRENDENWOOD MRC LIMITED PARTNERSHIP, a Maryland limited partnership, as Seller


                                      and

                      BROOKDALE LIVING COMMUNITIES, INC.,
                          a Delaware corporation, as
                                   Purchaser

                                      for

                       Brendenwood Retirement Community
                             One Brendenwood Drive
                             Voorhees, New Jersey

LISTS OF EXHIBITS AND SCHEDULES
-------------------------------


EXHIBIT A -  LEGAL DESCRIPTION OF REAL PROPERTY
EXHIBIT B -  RENT ROLL
EXHIBIT C -  LICENSES AND PERMITS
EXHIBIT D -  PERSONAL PROPERTY
EXHIBIT E -  ESCROW AGREEMENT
EXHIBIT F -  PERMITTED EXCEPTIONS
EXHIBIT G -  SERVICE CONTRACTS
EXHIBIT H -  BARGAIN AND SALE DEED WITH COVENANTS AGAINST GRANTOR'S ACTS
EXHIBIT I -  BILL OF SALE
EXHIBIT J -  ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT K -  LEASING STANDARDS
EXHIBIT L -  FEASIBILITY MATERIALS
EXHIBIT M -  UNDELIVERED FEASIBILITY MATERIALS
EXHIBIT N -  VIOLATIONS OF GOVERNMENTAL REGULATIONS

TABLE OF CONTENTS
-----------------

Section                                                                     Page
-------                                                                     ----

1.  Definitions, and Agreement of Sale and Purchase........................    1

2.  Purchase Price and Earnest Money.......................................    5

3.  Purchaser's Pre-Closing Activities and Obligations.....................    5

4.  Feasibility Period.....................................................    6

5.  Conditions Precedent and Closing.......................................    8

6.  Documents..............................................................    9

7.  Brokerage and Other Commissions........................................   11

8.  Prorations, Credits and Adjustments....................................   12

9.  Possession and Loss by Fire or Other Casualty..........................   13

10.  Title Insurance and Survey............................................   14

11.  Taking or Condemnation................................................   16

12.  Seller's Covenants....................................................   17

13.  Remedies..............................................................   18

14.  Representations and Warranties of Purchaser...........................   20

15.  Representations and Warranties of Seller..............................   21

16.  Notices...............................................................   24

17.  No Assignment.........................................................   25

18.  Miscellaneous.........................................................   26

                              REAL ESTATE PURCHASE
                               AND SALE AGREEMENT
                               ------------------


THIS REAL ESTATE PURCHASE AND SALE AGREEMENT is made as of the 1st day of October, 1997, by and between BRENDENWOOD MRC LIMITED PARTNERSHIP, a Maryland limited partnership, (said partnership being herein referred to as "Seller") and BROOKDALE LIVING COMMUNITIES, INC., a Delaware corporation (said corporation being herein referred to as "Purchaser"), in consideration of, subject to and in accordance with the following terms, covenants and conditions.

1.   Definitions, and Agreement of Sale and Purchase.
     -----------------------------------------------

1.01 Any initially capitalized term herein used, exclusive of proper names, shall have the meaning assigned to such term in this Agreement, unless the context otherwise expressly states.

1.02 In addition to the terms which may be elsewhere defined in this Agreement, each of the following terms, whenever in this Agreement used, shall have the meaning set forth in this Section 1.02:

     "Agreement" means this Agreement and all the Exhibits and Schedules attached to and made a part of this Agreement;

     "Agreement Date" means the later of the dates upon which Seller and Purchaser have caused this Agreement to be executed as evidenced by the dates set forth below their signatures on the last page of this Agreement;

     "Authorities" means any governmental or quasi-governmental body or agency having jurisdiction over the Property and/or Seller including, without limitation, the United States, the State of New Jersey, the Township of Voorhees and the County of Camden;

     "Appurtenances" means all rights, privileges and easements appurtenant to the Land, including, without limitation, all minerals and oil, gas and other hydrocarbon substances on and under the Land; development rights; air rights; easements; rights of way; sidewalks; and all other appurtenances used in connection with the beneficial use and enjoyment of the Land; and all existing licenses, consents, easements, rights of way and approvals required from private parties to make use of utilities and to insure vehicular and pedestrian ingress and egress to the Real Property;

     "Business Day" means each day other than Saturday, Sunday and legal holidays in the State of New Jersey or Illinois;


     "Closing" means the consummation of the transaction contemplated by this Agreement;

     "Closing Date" means (a) the later of (i) the date thirty (30) days after the expiration of the Feasibility Period, as such date may be extended pursuant to Section 5.02, or (ii) the date ten (10) Business Days after the issuance to Purchaser of any Regulatory Licenses by the New Jersey Department of Health (the "Department"), and/or the transfer to Purchaser of the Regulatory Licenses approved by the Department, but in any event no later than December 31, 1997, or (b) such other date to which Seller and Purchaser may hereafter mutually agree in writing; provided, however, that if any or all of Sections 13.01 or 13.02 hereafter become operative, the Closing Date shall be determined in accordance with the provisions of whichever of said Sections is operative or, if more than one of said Sections are operative, the provisions of the Section which renders the latest date;

     "Feasibility Period" means a period commencing on the Agreement Date and ending on the thirtieth (30th) day thereafter as may be extended pursuant to Section 4.02;

     "Governmental Regulations" means any applicable laws, ordinances, rules, and regulations (including, without limitation, those relating to land use, subdivision, zoning, environmental, toxic or hazardous wastes, the Americans with Disabilities Act, occupational health and safety, and building and fire codes) of any of the Authorities bearing on the construction, alteration, rehabilitation, maintenance, use, operation, or development of the Property;

     "Improvements" means all buildings, fixtures, structures, parking areas, landscaping and other improvements constructed and located on the Real Property, including, but not limited to, a 149-unit congregate living facility known as Brendenwood Retirement Community;

     "Intangible Property" means all of Seller's interest in the assignable intangible property consisting of: (a) any and all Licenses and Permits and other approvals in effect on the Closing Date and necessary for the current use and operation of the Real Property; (b) any and all warranties, contractual rights, rebates and indemnities or other rights used or owned in connection with the ownership or operation of the Real Property; and (c) telephone numbers, trade names, including the name "Brendenwood Retirement Community", and other assignable intangible property owned or used in connection with the ownership or use of the Real Property;

     "Land" means the parcel or parcels of land legally described on Exhibit A attached hereto and made a part hereof, consisting of approximately 5.04 acres;

     "Leases" means those leases, residency, occupancy and ancillary agreements listed on Exhibit B attached to and made a part of this Agreement and any such agreements entered into by Seller in respect of the Property after the date of this Agreement and prior to the Closing Date pursuant to Section 12.01;

     "Licenses and Permits" means all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements issued, approved or granted by Authorities to Seller in connection with the ownership, use and operation of the Real Property including, without limitation, those Licenses and Permits listed on Exhibit C attached hereto and made a part hereof;

     "Person", which may be expressed in the singular or plural form, means (a) any individual, corporation, association, limited liability company, cooperative business trust, estate, trust or partnership, (b) any two or more of the entities described in clause (a) having a joint or common interest or enterprise, (c) any governmental or quasi-governmental body, authority or agency, or (d) any other legal entity;

     "Personal Property" means all furniture, furnishings, equipment and other tangible personal property owned by Seller that is located at the Real Property and used in connection with the management, operation or repair of the Real Property, including, without limitation, those items of personal property listed on Exhibit D attached to and made a part of this Agreement;

     "Permitted Exceptions" means all (a) exceptions to title to the Real Property described on Exhibit E attached hereto and made a part hereof, (b) exceptions to title to the Real Property created prior to the Closing Date with the prior written consent of Purchaser, (c) the Leases, (d) acts done or suffered by, and judgments against, Purchaser or any Person claiming by, through or under Purchaser, (e) those Unpermitted Exceptions which are accepted by Purchaser pursuant to Section 10.05, (f) those Unpermitted Exceptions which are insured or endorsed over pursuant to Sections 10.03 and 10.04, and (g) those exceptions to title occurring or arising pursuant to Section 11.02;

     "Property" means, collectively or severally, as the context requires, the Real Property, the Personal Property, the Intangible Property, the Service Contracts and the Records and Plans;

     "Purchaser's Affiliates" means any Person controlling, controlled by or under common control with Purchaser, it being agreed that, for the purposes hereof, the concept of control shall mean, in the case of an individual, any relationship based on marriage or blood and, in all cases, any relationship based on ownership or voting rights in excess of ten percent (10%) of the equity of the Person or on the ability to direct, by affirmative or negative action or by omission, the business and affairs of the Person;

     "Purchaser's Default", which may be expressed in the singular or plural form, means any failure in the payment, performance or observance of or in compliance with any of the covenants, agreements, representations, warranties and obligations of Purchaser under this Agreement in any material respect;

     "Purchaser's Group" means Purchaser and all the directors, officers, employees, agents and independent contractors of Purchaser;

     "Real Property" means the Land, together with the Improvements and the Appurtenances;

     "Records and Plans" means, to the extent in the possession or control of Seller or any of Seller's Group, (a) all financial and other books and records maintained by Seller in connection with the operation of the Property, (b) all preliminary, final and proposed building plans and specifications (including "as-built" drawings) respecting the Improvements, and (c) all structural reviews, architectural drawings and engineering, environmental, soils, seismic, geologic and architectural reports, studies and certificates and other similar documents pertaining to the Property;

     "Regulatory Licenses" has the meaning set forth in clause (i) of Section
     5.01 hereof;

     "Seller's Default", which may be expressed in the singular or plural form, means any failure in the payment, performance or observance of or in compliance with any of the covenants, agreements, representations, warranties and obligations of Seller under this Agreement in any material respect;

     "Seller's Group" means collectively Seller and all the partners, members, directors, officers, employees, agents, and independent contractors of Seller at any time and from time to time;

     "Service Contracts" means those design contracts, space planning contracts, construction contacts, subcontracts and purchase orders, utility contracts, water and sewer service contracts, maintenance contracts, equipment leases and management contracts, to which Seller is a party, which relate to the Property, which Purchaser has elected to assume (or is deemed to have elected to assume) pursuant to the terms of this Agreement and which are listed on Exhibit E;

     "Title Insurer" means Lawyer's Title Insurance Corporation; and

     "Unpermitted Exceptions" means the exceptions to title to the Real Property, other than Permitted Exceptions.

1.03 Seller hereby agrees to sell and to convey, assign and transfer to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property, subject to and in accordance with the terms and conditions, representations, warranties and agreements set forth in this Agreement.

2.  Purchase Price and Earnest Money.

2.01 Purchaser agrees to pay or cause to be paid to Seller, as the purchase price (the "Purchase Price") for the Property, the sum of Fifteen Million Seven Hundred Fifty Thousand and No/100 Dollars ($15,750,000.00) plus or minus net prorations, adjustments and credits as herein provided, which shall be paid and satisfied at the Closing in cash by wire transfer or other immediately available funds.

2.02 Purchaser shall, within two (2) Business Days following the Agreement Date, deliver to the Title Insurer the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) as earnest money to be held by the Title Insurer, at its office in Chicago, Illinois, in escrow pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit G and made part hereof, which shall be increased by an additional Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) within two (2) Business Days following the expiration of the Feasibility Period (the sum on deposit at any time with the Title Insurer pursuant to this Section 2.02, together with the earnings thereon is herein referred to as the "Earnest Money").

2.03 The Earnest Money shall be invested and, together with any earnings thereon, shall be, if necessary, reinvested, by the Title Insurer in a money market account, or such other investments designated by Purchaser. Unless otherwise expressly herein provided, the Earnest Money shall, at the Closing, be paid to Purchaser.

3.  Purchaser's Pre-Closing Activities and Obligations.

3.01 From and after the Agreement Date until the Closing or earlier termination of this Agreement, Purchaser's Group, or any of them, shall have the right and license to enter on the Real Property at any time, and from time to time, after reasonable notice to Seller, for the purpose of conducting (a) surveys (topographical, boundary and geological), (b) soil borings and tests, (c) traffic, engineering, hydrological and drainage studies, (d) environmental studies, (e) engineering and structural studies of the Improvements, (f) appraisals, and (g) such other tests, inspections and studies as Purchaser shall deem necessary to determine the feasibility of the Property (all of the foregoing together with such other activities described in Section 4 being herein collectively referred to as "Purchaser's Pre-Closing Activities").

3.02 Purchaser's Pre-Closing Activities shall be exercised and conducted, in all respects, in a commercially reasonable manner by Purchaser's Group in compliance with all Governmental Regulations.

3.03 (i) Purchaser shall, at Purchaser's expense, promptly cause (a) all borings resulting from Purchaser's Pre-Closing Activities to be plugged or capped in a safe manner, (b) all Property, if any, damaged or destroyed by Purchaser's Group, or any of them, to be repaired, restored or replaced and (c) all debris, if any, resulting from or in connection with Purchaser's Pre-Closing Activities to be removed from the Property.

      (ii) Purchaser's Group shall exercise the rights of entry herein granted to Purchaser's Group in a manner so as not to unreasonably disturb or interfere with any of the tenants or occupants under the Leases ("Tenants").


3.04 Purchaser hereby agrees to pay, and to indemnify, protect, save, defend and hold forever harmless, Seller from and against all liabilities, obligations, claims, damages, judgments, awards, penalties, costs and expenses, including, without limitation, court costs, expert witness fees and reasonable attorneys' fees and expenses at trial and on appeal, which Seller may incur, suffer or sustain, or for which Seller may become obligated or liable by reason of:


      (i) any injury to or death of persons or loss of or damage to property in connection with, or as a result of, any entry or entries upon, or use of, the Property by Purchaser's Group, or any of them; and

      (ii) any labor or services performed or any materials furnished by or for the account or benefit, or at the sufferance, of Purchaser in respect of the Property.


3.05 Purchaser shall, within two (2) Business Days of the Agreement Date, provide Seller with evidence of public liability and property loss insurance covering Purchaser's Pre-Closing Activities and naming Seller as an additional insured.

4. Feasibility Period.

4.01 This Agreement and the obligations of Purchaser hereunder are subject to and conditioned upon Purchaser, at its own expense, being satisfied, in its sole discretion, with its "Feasibility Review" (as such term is defined below) during the Feasibility Period.

4.02 No later than five (5) Business Days following the Agreement Date, Seller shall make available to Purchaser at the office of the Purchaser in Chicago, Illinois, or at Purchaser's election, at the offices of Seller where such items are kept, each of the following items (individually or collectively, as the context may require, the "Feasibility Materials") in respect of the Property for review by Purchaser and its consultants and independent contractors ("Feasibility Review"):

      (i) copies of all Leases, together with a current copy the rent roll in the form attached hereto as Exhibit B;

      (ii) copies of the Service Contracts;

     (iii) copies of the tax bills and value renditions with respect to the Property for the current tax year and the three (3) prior tax years and copies of all notices and documents for any assessments with respect to the Property for the current tax year and the three (3) prior tax years;

     (iv) existing survey of the Property;

     (v) copies of all existing title policies insuring title to the Property;

     (vi) copies of operating statements, prepared on a monthly basis, for the calendar years 1995 and 1996, and corresponding year-to-date information for calendar year 1997, showing current income and expense items, itemization of all capital expenditures made during the respective periods and a schedule of all employees employed by Seller in the operation of the Property, setting forth the terms of any contract with them;

     (vii)  copies of all Records and Plans;

     (viii) a list and copies of the Licenses and Permits and a copy of any notice of any statute or code violation pertaining to the Property, including any documents pertaining to the resolution thereof;

     (ix)  the Commitment to be delivered in accordance with Section 10.01;

     (x) the Survey to be delivered in accordance with Section 10.01; and

     (xi)  the other items described on Exhibit L attached hereto.

If Seller fails to deliver any of the Feasibility Materials within said 5 Business Day Period specified above, then the Feasibility Period shall be extended one day for each day beyond said 5 Business Day Period that Seller fails to deliver the Feasibility Materials. Purchaser acknowledges that only those items described on Exhibit M attached hereto have not been delivered to Purchaser as of the Agreement Date.

4.03 At any time during the Feasibility Period, Purchaser may terminate this Agreement for any reason by the delivery of written notice to Seller, on or before the last day of the Feasibility Period, of Purchaser's election to terminate this Agreement. If Purchaser fails to give notice as required in this
Section 4.03 on or before the last day of the Feasibility Period, then Purchaser shall be deemed to have elected to waive such condition.

4.04   If Purchaser elects to terminate this Agreement in accordance with
Section 4.03, Seller shall cause the Earnest Money to be returned to Purchaser, and Seller and Purchaser shall be released from their respective obligations and liabilities under this Agreement, subject to Section 18.14 hereof.

4.05 At any time, and from time to time, during the Feasibility Period, Purchaser may elect not to assume one or more of the Service Contracts, which election shall be made by the delivery of written notice to Seller, in which event, Seller shall terminate on or before the Closing Date, at no cost or expense to Purchaser, all Service Contracts which Purchaser has elected not to assume. Purchaser shall be deemed to have elected to assume all Service Contracts with respect to which Purchaser has not delivered written notice pursuant to this Section 4.05.

4.06 The Feasibility Materials shall remain the sole property of the Seller until Closing. If Closing does not occur for any reason, Purchaser shall return all of the Feasibility Materials to Seller at the earliest practicable time and shall not retain any copies thereof. Purchaser acknowledges that Seller considers the Feasibility Materials to be confidential and proprietary and agrees not to disclose the Feasibility Materials to any Person except (i) for those employees, agents, professionals and financial sources consulted by Purchaser in connection with the transaction contemplated by this Agreement,
(ii) to any governmental agencies or authorities in connection with the issuance and/or transfer of the Regulatory Licenses or (iii) as required by law, ordinance or court order. Purchaser shall be liable to Seller for violation of the confidentiality provisions set forth herein, including the violation of such provisions by any Person with whom Purchaser shares the Feasibility Materials.

 5.  Conditions Precedent and Closing.
     --------------------------------

5.01 The following shall be additional conditions precedent to Purchaser's obligation to perform under this Agreement:

          (i) On or before December 15, 1997, Purchaser shall have received from the Department (a) all licenses, or (b) the approval of the transfer of all of Seller's licenses, necessary to operate the facility as an assisted living facility (the "Regulatory Licenses");

          (ii) Prior to the expiration of the Feasibility Period, (a) Seller shall have filed a resale form and paid all applicable fees to the Voorhees Township Zoning Administrative Officer (the "Zoning Officer") together with a copy of the approved site plan and verification that the site plan has been delivered to Purchaser and (b) Purchaser shall file an application for zoning permit #2 with the Zoning Officer together with the applicable $25.00 fee, and (c) the Zoning Officer shall have issued a certificate of conformance for the Property without exception or exclusion;

          (iii) At the Closing, the Title Insurer shall be ready, willing and able to issue the owner's policy of the title insurance described in
     Section 10.02 hereof;

          (iv) At Closing, there shall be no existing Seller's Defaults not previously waived in writing by Purchaser; and

          (v) All of Seller's representations and warranties contained herein and in any other written documents delivered by or on behalf of Seller pursuant to the terms of this Agreement are true and correct in all material respects when made and shall be true and correct as of the Closing Date.

Purchaser may, at Purchaser's sole option, elect to waive any of the foregoing conditions precedent to performance of its obligations hereunder by giving written notice to Seller of such election at any time on or before the Closing Date. If Purchaser elects to waive any such conditions precedent, this Agreement shall continue in full force and effect. If any of the foregoing conditions are not satisfied or waived on or before the date specified, Purchaser shall give written notice to Seller, on or before the date specified, of its election to terminate this Agreement. If Purchaser fails to give notice on or before the date specified, then the conditions hereunder shall be deemed satisfied or waived and this Agreement shall continue in full force and effect. If this Agreement is terminated pursuant to this Section 5.01, Purchaser shall be entitled to the immediate refund of the Earnest Money, and Seller and Purchaser shall be released from their respective obligations and liabilities under this Agreement except as otherwise provided in Section 18.14 hereof, and each party shall bear its own expenses incurred in connection with this Agreement.

5.02 Purchaser shall use commercially reasonable efforts to obtain the transfer or issuance of the Regulatory Licenses and Seller shall use all commercially reasonable efforts in cooperating with Purchaser in order to fulfill the condition precedent set forth in clause (i) of Section 5.01 by completing such requests and applications necessary to obtain the Regulatory Licenses. Such cooperation shall include, at the request of Purchaser, Seller agreeing to transfer the existing Regulatory Licenses to Purchaser or causing the holder of the existing Regulatory Licenses to transfer such Regulatory Licenses to Purchaser, and promptly completing and filing with the appropriate authority, or causing the holder of the existing Regulatory Licenses to promptly complete and file with the appropriate authority, without any out-of-pocket expense to Seller, such forms, documents and other information as may be necessary to cause and effect the transfer of the existing Regulatory Licenses to Purchaser. In addition, Seller covenants and agrees to complete all alterations and improvements to the Improvements necessary for the issuance of the Regulatory Licenses on or before December 15, 1997. If such alterations and improvements are not so completed, Purchaser may, at its election, terminate this Agreement as provided in Section 5.01, or withhold from the Purchase Price a sum reasonably estimated by Purchaser to complete such alterations and improvements. Upon completion of such alterations and improvements, Purchaser shall pay any excess amounts to Seller. The Closing Date may be extended, at Purchaser's option by its written notice to Seller given at least ten (10) Business Days prior to the then scheduled Closing Date, for two (2) consecutive thirty (30) day periods in order to fulfill the condition precedent set forth in clause (i) of Section 5.01 above, subject to Purchaser's further rights to terminate this Agreement upon the expiration of the period of any such extension if all such conditions have not then been satisfied or waived.

5.03 The obligations of Seller to perform under this Agreement are subject to and conditioned upon the absence of any existing Purchaser's Defaults not previously waived in writing by Seller. Seller may, at Seller's sole option, elect to waive this condition precedent to performance of its obligations hereunder by giving written notice to Purchaser of such election at any time on or before the Closing Date. If Seller elects to waive any such conditions precedent, this Agreement shall continue in full force and effect.

5.04 The Closing shall occur on the Closing Date at the offices of the Title Insurer in Chicago, Illinois, or at any other mutually agreeable location.

 6.  Documents.
     ---------

6.01 Unless otherwise herein expressly provided, Seller shall, at Closing, deliver or cause to be delivered, to the Title Insurer (with copies to Purchaser or counsel to Purchaser) the originals of the following documents:

          (i) Bargain and Sale Deed With Covenants Against Grantor's Acts, in the form attached to and made a part of this Agreement as Exhibit H ("Deed"), executed by Seller, conveying to Purchaser fee simple title to the Real Property subject only to the Permitted Exceptions;

         (ii) Bill of Sale, in the form attached to and made a part of this Agreement as Exhibit I, executed by Seller, conveying title to the Personal Property to Purchaser;

        (iii) Affidavit, in the customary form of the Title Insurer executed by Seller, as to matters pertaining to parties in possession and mechanic's liens and other matters reasonably requested by the Title Insurer;

         (iv) Assignment and Assumption Agreement, in the form attached to and made a part of this Agreement as Exhibit J ("Assignment and Assumption Agreement"), executed by Seller, assigning and transferring to Purchaser, all the right, title and interest of Seller in and to the Leases, the Intangible Property, the Service Contracts and the Records and Plans;

         (v) Completed declarations or statements, executed by or on behalf of Seller, in the form prescribed by any applicable governmental authority to be filed in connection with the payment of the documentary stamp or transfer tax imposed on the transfer of title to the Property;

         (vi) The originals or, if originals are not available, true and correct copies thereof as certified by Seller, of all Leases together with notices addressed to each and all of the Tenants of the change in ownership of the Property and place of payment of rent;

          (vii) Non-foreign affidavit, in form sufficient to evidence the non-foreign exemption provided under Section 1445(f)(3) of the Internal Revenue Code, executed by an officer of Seller;

          (viii) Counterpart of the "Closing Statement" (as such term is defined in Section 8.05) executed by Seller or its counsel.

6.02 Unless otherwise herein expressly provided, Purchaser shall, at the Closing, deliver or cause to be delivered to the Title Insurer (with copies to Seller or counsel to Seller) the originals of the following documents:

          (i)  The Purchase Price;

          (ii) Affidavit, in customary form of the Title Insurer, executed by Purchaser as to matters pertaining to parties in possession and mechanics' liens;

          (iii) Counterpart of the Assignment and Assumption Agreement executed by Purchaser;

          (iv) Counterpart of the Closing Statement executed by Purchaser or its counsel; and

          (v) Completed declarations or statements, executed by or on behalf of Purchaser in the form prescribed by any applicable governmental authority to be filed in connection with the payment of the documentary stamp or transfer tax imposed on the transfer of title to the Property.

6.03 Seller shall deliver or cause to be delivered to the custody of Purchaser on or before the Closing:

     (i) Building supplies, keys and card keys appropriately tagged for identification with an accounting of keys known by Seller to be in the possession of others, and other items comprising the Personal Property;

     (ii) Originals of all Service Contracts and any warranties or guaranties received by Seller from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repair or alternation of the Improvements;

     (iii) Originals or if originals are not available, certified copies of the Records and Plans;

     (iv)  Originals of all Licenses and Permits;

     (v)  Originals of all Leases; and

          (vi) All books and records (or copies thereof) relating to the operation and maintenance of the Property prior to the Closing Date.

7.   Brokerage and Other Commissions.
     -------------------------------

7.01 Seller hereby warrants to Purchaser that none of Seller's Group has dealt with any Person, other than Marcus & Millichap of Fort Lee, New Jersey (the "Broker"), who would be entitled to the payment of a brokerage commission, finder's fee or other similar compensation in connection with the transaction hereby contemplated on account of the acts or omissions of Seller's Group or any of them. Seller agrees to pay, and to indemnify, defend, protect and hold forever harmless Purchaser from and against, any and all losses, costs, damages, expenses and liabilities, including, without limitation, court costs, expert witness fees and reasonable attorneys' fees and expenses at trial and on appeal, which Purchaser may incur, suffer or sustain, or for which Purchaser may become liable or obligated, by reason of or in connection with any right, claim, demand or damage made or asserted by any Person or Persons, including, without limitation, the Broker, for the payment of a brokerage commission, finder's fee or other similar compensation on account of the acts or omissions of Seller's Group, or any of them, in connection with the transaction hereby contemplated. Seller agrees to pay the Broker a commission pursuant to a separate agreement between Seller and Broker.

7.02 Purchaser hereby warrants to Seller that none of Purchaser's Group has dealt with any Person, other than the Broker, who would be entitled to the payment of a brokerage commission, finder's fee or other similar compensation in connection with the transaction hereby contemplated on account of acts or omissions of Purchaser's Group, or any of them. Purchaser agrees to pay, and to indemnify, defend, protect and hold forever harmless Seller's Group from and against, any and all losses, costs, damages, expenses and liabilities, including, without limitation, court costs, expert witness and reasonable attorneys' fees and expenses at trial or on appeal, which Seller's Group, or any of them, may incur, suffer or sustain, or for which Seller's Group, or any of them, may become liable or obligated, by reason of or in connection with any right, claim, demand or damage made or asserted by any Person or Persons other than the Broker for the payment of a brokerage commission, finder's fee or other similar compensation on account of the acts or omissions of Purchaser's Group, or any of them, in connection with the transaction hereby contemplated.

8.   Prorations, Credits and Adjustments.
     -----------------------------------

8.01 The following items in respect of the Property shall be prorated as of 11:59 p.m. of the day immediately preceding the Closing Date and adjusted at the
Closing:

          (i) Subject to the provisions of Section 8.02, all general real estate taxes and municipal assessments for public improvements which have been completed as of the Closing Date attributable to the Property;

          (ii) Subject to the provisions of Section 8.03, prepaid rents under the Leases;

          (iii) Security deposits held under the Leases shall be credited to Purchaser unless actually transferred;

          (iv) Any other items required under this Agreement to be prorated and adjusted at the Closing; and

          (v) All other items of revenue and expense including all utilities, which, by local custom and practice, are prorated or adjusted between sellers and purchasers of real property similar in kind to the Property.

8.02 If, at the Closing Date, general real estate taxes for the current year are not fixed, but the assessed value of the Property is available for the current year, then general real estate taxes will be prorated based upon such assessment and one hundred ten percent (110%) of the prior year's tax rate. If, at the Closing Date, the current year's assessed valuation is not available, then general real estate taxes will be prorated on the basis of one hundred ten percent (110%) of the prior year's taxes. Purchaser and Seller shall reprorate general real estate taxes upon receipt of the tax bills for the year in which Closing occurs. This provision shall survive Closing.

8.03 As used in this Agreement, the term "rents" includes all rentals, additional rentals and any other sums and charges payable under the Leases or in the normal course by Tenants for services rendered in connection with the occupancy of the Property by the Tenants. Delinquent rents for the period prior to the Closing Date shall remain the property of Seller. Purchaser shall deliver to Seller any rents, net of the costs of collection, received by Purchaser which are properly allocable to rental periods occurring before the Closing Date. It shall be conclusively presumed between Purchaser and Seller that all rents received after the Closing Date from Tenants with rental delinquencies on the Closing Date shall be applied as follows: (i) first, to rent then due and payable to Purchaser (including any previously unpaid rent then due and payable to Purchaser), (ii) second, to the delinquent rents of such Tenant attributable to the calendar months prior to the Closing Date, and (iii) third, to future rent due and payable to Purchaser.

8.04 (i) Seller shall pay (a) all intangible, documentary stamp, transfer, recordation or other taxes imposed on or in connection with the Deed, (b) the cost of the Survey, and (c) one-half (1/2) of the charges of the Title Insurer for its service as escrow or closing agent.

          (ii) Purchaser shall pay (a) the title insurance premium charged by the Title Insurer to issue its owner's policy of title insurance pursuant to Section 10.02, (b) the cost of recording and filing of the Deed, and (c) one-half (1/2) of the charges of the Title Insurer for its service as escrow or closing agent.

          (iii) Except as otherwise expressly provided, each of Seller and Purchaser shall pay its costs, fees and expenses incurred or sustained in connection with the negotiation and consummation of this Agreement and the transaction hereby contemplated.

8.05 Seller shall prepare or cause to be prepared a statement showing all prorations, adjustments and credits made and determined as provided in this Agreement and shall deliver such statement to Purchaser at least three (3) Business Days prior to the Closing Date. Such statement, after review and approval by Purchaser (the "Closing Statement"), shall, at the Closing, be executed and delivered by or on behalf of Seller and Purchaser.


9.   Possession and Loss by Fire or Other Casualty.
     ---------------------------------------------

9.01 Seller shall, concurrently with the Closing, deliver or cause to be delivered to Purchaser possession of the Property subject only to the rights of the Tenants under the Leases.

9.02 If, at any time from and after the date of this Agreement and prior to the Closing, the Property or any part thereof shall be damaged or destroyed by fire or other casualty ("Casualty"), then in such event, Seller shall forthwith give to Purchaser written notice thereof.

9.03 If any such Casualty shall occur, then, unless this Agreement is terminated pursuant to Section 9.04, this Agreement shall remain in full force and effect and Purchaser shall consummate the transaction hereby contemplated upon the terms and conditions herein contained; provided that:

          (i) If the proceeds of the insurance have not then been paid to or for the benefit or account of, and received by, Seller, then Seller shall assign and transfer or cause to be assigned and transferred, at the Closing, to Purchaser all rights and interests of Seller to such proceeds and Purchaser shall thereafter, at Purchaser's expense, bear all responsibility for the negotiation, settlement and collection thereof and Purchaser shall receive a credit against the Purchase Price for the deductible under any such policy of insurance; or

         (ii) If the insurance proceeds, or any part thereof, have been so paid and received by Seller, then Seller shall, at the Closing, pay to Purchaser, or give to Purchaser as a credit against the Purchase Price, an amount equal to such award so paid and received plus the amount of the deductible under any such policy of insurance.

9.04 In the event that at any time from and after the date of this Agreement and prior to Closing, any Casualty occurs and by reason thereof, all the Property or a material part thereof (the term "material" as here used shall be deemed to refer to a Casualty requiring in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) to repair or replace), then Purchaser may, at its election and upon written notice thereof given to Seller within thirty (30) days after the date of the notice from Seller terminate this Agreement, in which case Seller and Purchaser shall be released and discharged of and from their respective obligations under this Agreement, subject to
Section 18.14 hereof, and except that (i) the Earnest Money shall be forthwith returned to Purchaser, and (ii) Purchaser shall have no claim or right in and to the proceeds of insurance resulting from any such Casualty.

10.  Title Insurance and Survey.
     --------------------------

10.01 Seller shall arrange for the delivery to Purchaser or counsel to Purchaser within ten (10) days following the Agreement Date the following:

          (i) a preliminary title report ("Commitment") committing the Title Insurer to issue its owner's policy of title insurance covering title to the Real Property, with extended coverage and with an ALTA 3.1 zoning endorsement, an access endorsement, a survey endorsement, a contingency endorsement (if applicable) and such other endorsements as Purchaser may reasonably require together with copies of all documents referred to therein; and

          (ii) a current plat of survey ("Survey") of the Real Property prepared by a licensed New Jersey land surveyor, certified to and for the benefit of Seller, Purchaser and the Title Insurer as being prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Surveys adopted in 1992, for an Urban Survey, with such Table A requirements as Purchaser may reasonably require and certifying to such other matters as Purchaser may reasonably require.

The Commitment shall be conclusive evidence of good and indefeasible title as therein shown as to all matters to be insured by the policy of title insurance, subject only to the exceptions, qualifications and limitations as therein stated.

10.02 The obligation of Purchaser to close the transaction hereby contemplated shall, in addition to other conditions herein stated, be subject to the condition that, at the Closing, the Title Insurer be prepared to issue its owner's policy of title insurance pursuant to the Commitment (and the Title Insurer shall issue a new Commitment or update the existing Commitment to the date of Closing to so insure), insuring title to the Real Property in Purchaser, in an amount equal to the Purchase Price, subject only to the Permitted Exceptions with the deletion of the standard exceptions customarily contained in a commitment for an owner's policy of title insurance issued by the Title Insurer and with such endorsements as Purchaser may reasonably require, by notice to the Title Insurer and the Seller prior to the end of the Feasibility Period.

10.03 If the Commitment shall disclose any Unpermitted Exceptions which constitute interests, encumbrances or liens of definite or liquidated amounts and such Unpermitted Exceptions may be discharged or satisfied by the payment of money, then Seller shall discharge or satisfy the same (i) prior to the Closing, by using its own funds or (ii) at the Closing, by using the Purchase

Price provided, however, that if any Unpermitted Exceptions constitute mechanics' or materialmen's liens, then Seller may, at its election, provide, in lieu of the discharge or satisfaction thereof, a bond in accordance with law and, otherwise, in form and amount as may be required by the Title Insurer to delete such Unpermitted Exceptions.

10.04 If the Commitment shall disclose any Unpermitted Exceptions which do not constitute interests, encumbrances or liens of definite or liquidated amounts, then, within five (5) Business Days following receipt of the last of the Commitment or the Survey, Purchaser shall notify Seller of any Unpermitted Exceptions disclosed in the Commitment or Survey and Seller shall have a period ending on the date five (5) days before the expiration of the Feasibility Period to cure or correct such Unpermitted Exceptions or, if Seller, after exercising reasonable diligence, is unable to cure or correct any such Unpermitted Exceptions, then, if available at a commercially reasonable cost, to cause the Title Insurer to commit to insure Purchaser and all subsequent owners and lenders of all or any part of the Property affected by any such Unpermitted Exceptions, by affirmative endorsement reasonably satisfactory to Purchaser, against any loss or damage resulting from any such Unpermitted Exceptions, all at Seller's expense.

10.05 In the event that any Unpermitted Exceptions are not discharged or satisfied as provided in Section 10.03 or cured or corrected or insured over as provided in Section 10.04, then Seller shall give notice thereof to Purchaser at or prior to the expiration of the period specified in Section 10.04 and Purchaser may, upon notice thereof given to Seller on or before the Closing Date, elect to (i) accept title to the Property, subject to the then undischarged or unsatisfied, uncured or uncorrected, or uninsured Unpermitted Exceptions in which case such Unpermitted Exceptions shall be deemed Permitted Exceptions and the transaction hereby contemplated shall be consummated at the Closing, without adjustment of the Purchase Price or payment of consideration of any kind to Purchaser on account of such Unpermitted Exceptions, or (ii) terminate this Agreement in which case Seller and Purchaser shall be released and discharged of and from their respective obligations under this Agreement to sell and purchase the Property and the provisions of Section 13.02(iii) shall be operative and binding on Seller and Purchaser.


 11.  Taking or Condemnation.
      ----------------------

11.01 If, at any time from and after the Agreement Date and prior to the Closing, Seller shall receive notice the Property or any part thereof shall be taken or condemned under or pursuant to eminent domain proceedings ("Taking"), then in such event, Seller shall forthwith give to Purchaser written notice thereof.

11.02 If any such eminent domain proceedings shall be instituted or threatened, then, unless this Agreement is terminated pursuant to Section 11.03, this Agreement shall remain in full force and effect and Purchaser shall consummate the transaction hereby contemplated upon the terms and conditions herein contained; provided, however, that Seller shall only be obligated to convey to Purchaser, and Purchaser shall accept (a) the Property less that portion so taken or condemned, and (b) title to the Property subject, in addition to other Permitted Exceptions, to such exceptions thereto as may occur or arise by reason of such Taking, and provided, further, that:

          (i) If the condemnation award has not then been paid to or for the benefit or account of, and received by Seller, then Seller shall assign and transfer or cause to be assigned and transferred, at the Closing, to Purchaser all rights and interests of Seller in the Property so taken or condemned and in such award and Purchaser shall thereafter, at Purchaser's expense, bear all responsibility for the negotiation, settlement and collection thereof from the condemning authority; or

          (ii) If the condemnation award, or any part thereof, has been so paid and received by Seller, then Seller shall, at the Closing, pay to Purchaser, or give to Purchaser as a credit against the Purchase Price, an amount equal to such award so paid and received.

11.03 In the event that at any time from and after the date of this Agreement and prior to the Closing, any eminent domain proceedings shall be instituted by any public or quasi-public authority or utility company, then Purchaser may, at its election and upon written notice thereof given to Seller within thirty (30) days after receipt of Seller's notice pursuant to Section 11.01 terminate this Agreement, in which case Seller and Purchaser shall be released and discharged of and from their respective obligations under this Agreement, subject to
Section 18.14 hereof, and except that (i) the Earnest Money shall be forthwith returned to Purchaser, and (ii) Purchaser shall have no claim or right in and to the award or other proceeds resulting from any such eminent domain proceedings.

12.  Seller's Covenants.
     ------------------

12.01  Seller covenants and agrees with Purchaser as follows:

          (i) Seller shall not, without the prior written consent of Purchaser in each instance, (a) modify, amend or terminate (except for material breach or nonpayment of rent or other sums due) in any manner whatsoever, any of the Leases, (b) consent to the assignment or subletting of any of the Leases, or (c) enter into any new lease of the Property or any portion thereof or extend or renew any existing Lease which is not on the standard form of lease currently in use for the Property and which does not comply with the Leasing Standards set forth in Exhibit K attached hereto and made a part hereof (all such permitted leases shall be deemed to be included within the term "Leases"); provided Seller may offer concessions to tenants if such concessions will expire or be extinguished prior to Closing. If Seller desires to take any of the actions described in clauses (a), (b) or
     (c) of this Section 12.01(i), Seller shall so notify Purchaser. Purchaser shall have five (5) Business Days from receipt of Seller's notice to object in writing to any proposed action described in Seller's notice. If Purchaser fails to notify Seller on a timely basis of any objections, it shall be conclusively presumed that Purchaser consented to all of the actions described in Seller's notice and Seller may immediately implement such actions. If Purchaser notifies Seller of any objections to the actions proposed in Seller's notice and thereafter Seller and Purchaser cannot agree on a course of action within fifteen (15) Business Days of the date of Purchaser's notice of objections, Seller shall not take any action to which Purchaser has objected.

       (ii) Seller shall not, without the prior written consent of Purchaser in each instance, enter into any new commitments, contracts, licenses, options or other agreements of any kind affecting or relating to the Property except for agreements that are terminable on or before Closing Date at no cost to Purchaser and Leases that are governed by Section 12.01(i).

       (iii) If Seller removes any item of Personal Property prior to the Closing Date, Seller shall substitute therefor an item of like kind and comparable value.

       (iv) Subject to the provisions of Articles 9 and 11 hereof, Seller shall, between the date of this Agreement and the Closing Date, at Seller's sole cost and expense, maintain the Property in good order, condition and repair, reasonable wear and tear excepted, shall perform all work required to be done by the landlord under the terms of the Leases, and shall make all repairs, maintenance and replacements of the Improvements and any Personal Property and otherwise operate the Property in the same manner as before the making of this Agreement and as though Seller were retaining the Property. Seller shall not make any alterations to the Property except as required under the Leases. Seller shall not, after the date of this Agreement, without in each case obtaining Purchaser's prior written consent thereto, enter into, amend, terminate or permit the early termination of any Service Contract which Purchaser has elected to assume or waive any rights of Seller thereunder, or extend any Service Contract which Purchaser has not elected to assume. The foregoing notwithstanding, Purchaser's consent shall not be required for Seller to enter into, extend (including by exercise of option) any Service Contract, provided the term of such Service Contract does not extend beyond the Closing Date and does not otherwise expose Purchaser to any liability.

       (v) At all times prior the Closing Date, Seller shall maintain and pay for fire and extended coverage insurance for the full replacement cost of the Improvements and Personal Property and other casualty coverage and public liability insurance in amounts no event less than the coverage in effect on the date of this Agreement and/or as may be required under the Leases and all Service Contracts.

       (vi) Seller shall immediately notify Purchaser of any fact or other circumstance which, if known by Seller on the Agreement Date or the Closing Date, would render any representation or warranty of Seller incorrect or incomplete.

       (vii) Between the date of this Agreement and the Closing Date, Seller shall keep all Licenses and Permits and the Regulatory Licenses in full force and effect and operate the

       Property or cause the Property to be operated, in compliance with all Licenses and Permits and all Regulatory Licenses.

          (viii) Without Purchaser's consent, Seller shall not (a) voluntarily subject any right, title or interest in or to this Property to any mortgage, pledge, lien or other hypothecation or encumbrance, or (b) transfer, convey or assign any right, title or interest in or to all or any portion of the Property.


12.02 Without limiting the provisions of Section 12.01 hereof, Seller will at all times after the Agreement Date to and including the Closing Date operate the Property in a manner consistent with the operation of the Property on the date hereof.

13.   Remedies.
      --------

13.01 (i) If, prior to or at the Closing Date as determined without regard to the provisions of Section 13.01(ii), a Purchaser's Default shall occur or exist, then Purchaser shall have a period ("Purchaser's Curative Period") expiring the earlier of the Closing Date or the fifth (5th) Business Day after the date of such Purchaser's Default, to correct or cure such Purchaser's Default.

          (ii) In the event that Purchaser's Default is corrected or cured within Purchaser's Curative Period, the Closing Date shall be the later of (1) the date determined in Section 1.02 or (2) the tenth (10th) Business Day following the date such Purchaser's Default has been cured or corrected, or on such other date to which Seller and Purchaser shall mutually agree in writing, provided that there are not other Purchaser's Defaults then pending and all other conditions precedent to the performance by Seller of its obligations under this Agreement have been satisfied or waived.

          (iii) If, within Purchaser's Curative Period, such Purchaser's Default is not cured or corrected then at the election of Seller and effective upon notice thereof given to Purchaser prior to or at 5:00 p.m. (Chicago, Illinois time) on the second (2nd) Business Day next following the date of expiration of Purchaser's Curative Period, this Agreement shall terminate and the parties hereto shall be released and discharged of and from all further obligation and liability under this Agreement, subject to Section 18.14, and except that exclusive of and in addition to the liability, if any, of Purchaser accruing as a result of Purchaser's breach of any of the representations, warranties and covenants deemed by
       Section 18.14 to survive any termination of this Agreement, the Title Insurer shall deliver the Earnest Money to Seller in full settlement and liquidation of all damages sustained by Seller, it being acknowledged and agreed that the damages sustained by Seller as a result of a material default by Purchaser hereunder, exclusive of and in addition to the liability of Purchaser accruing as a result of Purchaser's breach of any of the representations, warranties and covenants deemed by Section 18.14 to survive any termination of this Agreement, would be substantial but difficult to ascertain.

          (iv) Seller shall not be entitled, and hereby expressly waives its right, to exercise any and all rights, powers and remedies at law or in equity, other than such remedies as may be required to enforce the rights of Seller as specifically provided in Section 13.01(iii).

13.02 (i) If, prior to or at the Closing Date (as determined without regard to the provisions of Section 13.02(ii)), a Seller's Default shall occur or exist, then Seller shall have a period ("Seller's Curative Period") expiring the later of the (2nd) Business Day immediately preceding the Closing Date or the fifth (5th) Business Day after the date of Seller's Default, to correct or cure such Seller's Default.

          (ii) In the event that Seller's Default is corrected or cured within Seller's Curative Period, the Closing Date shall be the later of (1) the date determined in Section 1.02 or (2) the tenth (10th) Business Day following the date such Seller's Default has been cured or corrected, or on such other date to which Seller and Purchaser shall mutually agree in writing, provided that there are no other Seller's Defaults then pending and all other conditions precedent to the performance by Purchaser of its obligations under this Agreement have been satisfied or waived.

          (iii) If, within Seller's Curative Period, such Seller's Default is not cured or corrected then at the election of Purchaser and effective upon notice thereof given to Seller prior to or at 5:00 p.m. (Chicago, Illinois time) on the second (2nd) Business Day following the date of expiration of Seller's Curative Period, this Agreement shall terminate and the parties hereto shall be released and discharged of and from all further obligation and liability under this Agreement, subject to Section
       18.14 hereof, and except that:

                 (a) the Earnest Money shall be forthwith returned to Purchaser by the Title Insurer; and

                 (b) exclusive of and in addition to the liability, if any, of Seller accruing as a result of Seller's breach of any of the representations, warranties and covenants deemed by Section 18.14 to survive any termination of this Agreement, Purchaser shall have all rights and remedies available at law or in equity on account thereof, including, but not limited, the right to specific performance.

13.03 In any suit, action or proceeding under this Agreement, the party hereto prevailing therein shall be entitled to reimbursement from the other party of all reasonable costs and expenses, including, without limitation, court costs, expert witness fees and reasonable attorneys' fees and expenses at trial and on appeal, incurred or sustained by the prevailing party in connection with such suit, action or proceeding, and all such costs and expenses shall be included in any order, judgment or decree issued or rendered therein.

14. Representations and Warranties of Purchaser. As of the Agreement Date and as of the Closing Date, Purchaser represents and warrants to and covenants with Seller that:

14.01 Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its property and carry on its business as now being conducted.

14.02 Purchaser has all necessary power and authority to enter into this Agreement and to perform all of the obligations to be performed by Purchaser hereunder.

14.03 This Agreement has been duly and validly executed and delivered by Purchaser, and this Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

14.04 This Agreement and its consummation have been duly authorized and approved on behalf of Purchaser by all requisite action. Neither the execution and delivery by Purchaser of this Agreement nor the consummation by Purchaser of the acquisition of the Property will conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by the terms of (i) any law, ordinance, rule or regulation of any governmental body, authority or agency, (ii) any judgment, order or decree of any court or any governmental authority or agency to which Purchaser may be subject, (iii) any material contract, material agreement or material instrument to which Purchaser is a party or by which Purchaser is bound or committed or (iv) Purchaser's Articles of Incorporation or By-Laws.

15. Representations and Warranties of Seller. As of the Agreement Date and as of the Closing Date, Seller represents and warrants to and covenants with Purchaser that:

15.01 Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to own its property and carry on its business as now being conducted.

15.02 Seller has all necessary power and authority to enter into this Agreement and to perform all of the obligations to be performed by Seller hereunder.

15.03 This Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

15.04 This Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved on behalf of Seller by all requisite action. Neither the execution and delivery by Seller of this Agreement nor the consummation by Seller of the sale of the Property will conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by the terms of (i) any law, ordinance, rule or regulation of any governmental body, authority or agency, (ii) any judgment, order, or decree of any court or any governmental authority or agency to which Seller or the Property may be subject, (iii) any material contract, material agreement, or material instrument to which Seller is a party or by which Seller or the Property is bound or committed, or (iv) any organizational document of Seller.

15.05 Neither the execution and delivery of this Agreement, nor the consummation of the transaction with Purchaser will constitute an event which, with the lapse of time or action by a third party, could result in the creation of any lien, charge, or encumbrance upon any of the Property.

15.06 There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened against or affecting Seller, at law or in equity, or before any federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality which involve the possibility of any judgment or liability, not substantially covered by insurance, and which affects the Property or which may result in any material adverse change in the business operations, prospects, properties or assets or in the condition, financial or other, of Seller, or which could prevent Seller's closing of this Agreement.

15.07 There are no pending, and Seller has not received any notice and has no actual knowledge of any threatened, proceedings or other actions by any Governmental Authority to rezone, condemn or impose any assessment, charge or encumbrance on the Property.

15.08 Seller has not entered into any agreement, contract or other document to sell, assign, transfer, convey, encumber or dispose of the Property or any part thereof or interest therein other than this Agreement.

15.09 Except as disclosed on Exhibit N attached hereto, Seller has received no notice of failure by Seller to comply with any applicable Governmental Regulations, which failure remains uncured as of Agreement Date.

15.10 (a) The Feasibility Materials are, and at the Closing Date will be, true, correct and complete copies thereof, (b) the Service Contracts are, and at the Closing Date will be (subject to expiration of the term thereof or breach by the other party thereto), in full force and effect, and all such Service Contracts have been, or will be delivered to Purchaser pursuant to this Agreement, and (c) there is no material default by Seller, nor any state of facts which with the passage of time or giving of notice or both, would constitute a material default by Seller under any of the Service Contracts, which would give the other party thereto the right to terminate such Service Contract.

15.11 Seller (a) is not party to, or otherwise bound by, any collective bargaining agreement or multi-employer pension fund covering employees who service the Property, (b) has not entered into any oral or written agreements which would bind or obligate Purchaser to engage the services of any person as employee or independent contractor relating to the Property, and (c) is not involved in any current labor dispute with any maintenance or other personnel or employees of Seller.

15.12 Seller knows of no facts, nor has Seller failed to disclose to Purchaser any fact known to Seller, which would prevent Purchaser from using and operating the Property after the Closing Date in the manner in which the Property has been used and operated prior to the Agreement Date.

15.13 To Seller's knowledge (a) other than amounts disclosed by the Commitment or by the tax bills delivered to Purchaser by Seller, no other real property taxes have been or will be assessed against the Property for the current year, (b) other than as disclosed in the public records, there are not any special assessments or charges which have been levied against the Property, and (c) there are no intended public improvements which will result in any charge being levied against or in the creation of any lien upon the Property or any portion thereof.

15.14 The statements of Seller contained herein and in any other written documents delivered by or on behalf of Seller pursuant to the terms of this Agreement are true and correct in all material respects as of the date thereof and will be true and correct as of the Closing Date, and this Agreement and such other documents, considered in the aggregate, do not as of the date thereof and will not as of the Closing Date, omit any material fact necessary to make the statements of Seller contained herein or therein, in light of the circumstances under which they were made, not misleading.

15.15 To Seller's knowledge and except to the extent disclosed in the Feasibility Materials, as of the Agreement Date (a) the Property is not in violation of any applicable environmental law or regulation promulgated by any Authority (collectively, "Environmental Laws"); (b) neither Seller nor any prior owner or occupant of the Real Property has engaged in or permitted any release, dumping, discharge, disposal, spillage or leakage (whether legal or illegal, accidental or intentional) of substances or materials regulated under or defined as being a "hazardous material" or a "hazardous substance" under any Environmental Law ("Hazardous Materials") on the Property; and (c) there is no friable asbestos present upon the Property. Seller has received no notice of any proceeding or inquiry by any Authority with respect to the presence of any Hazardous Substances on the Property or the migration thereof from or to other property.

15.16 Except as disclosed in the Feasibility Materials, Seller has received no notice, and Seller has no knowledge, that the Improvements are not permitted, conforming structures under applicable zoning and building laws and ordinances. Seller has received no notice from any insurer that the condition, use or operation of the Property violates the terms of any insurance coverage applicable to the Property, and, to Seller's knowledge, the current condition, use or operation of the Property does not violate the terms of such insurance.

15.17 The copies of the Leases delivered or to be delivered by Seller to Purchaser are true, correct and complete copies of such Leases and are in full force and effect, and include all modifications and amendments thereto in effect as of the date of such delivery; and the information set forth in the Rent Roll is true, correct and complete as of the date such Rent Roll was made available to Purchaser and there are no leases of space in the Improvements and no material defaults under any of the Leases, except as set forth in the Leases.

15.18 The operating statements for the Property delivered to Purchaser are true, correct and complete and accurately reflect in all material respects the financial condition of the Property for the periods to which such statements relate.

15.19 The Licenses and Permits constitute all of the licenses and permits required for the normal use and operation of the Property. To Seller's knowledge, the Regulatory Licenses constitute all of the licenses required to operate the Property as an adult living facility. Seller has materially complied with all the terms of all Licenses and Permits and Regulatory Licenses and has not received any notice that any such Licenses or Permits or Regulatory Licenses will not be renewed upon expiration, or of any material conditions which will be imposed in order to receive any such renewal.

16.  Notices.

16.01 All notices, requests, demands and other communications required or desired to be given hereunder shall be in writing signed by Seller or Purchaser, or their respective authorized agents or attorneys, as the case may be, and shall be deemed to have been properly given if (i) served in person, (ii) mailed, by United States registered or certified mail, full postage prepaid, return receipt requested (iii) sent by special courier service (e.g. Federal Express) or (iv) sent by telecopy, provided that in confirmation thereof, an executed original of such notice, request, demand or other communication is concurrently given by means of any other mode of delivery permitted hereunder, addressed as follows:

If to Seller:                          Brendenwood MRC Limited Partnership
                                       515 Fairmount Avenue, Suite 900
                                       Towson, Maryland 21286
                                       Attn: Roger C. Lipitz
                                       Telephone No.: 410-494-7667
                                       Telecopier No.:
                                                      ---------------

With a copy thereof to                 Gallagher, Evelius & Jones
counsel to Seller:                     218 North Charles Street, Suite 400
                                       Baltimore, Maryland 21201
                                       Attn: Stephen A. Goldberg
                                       Telephone No.: 410-347-1343
                                       Telecopier No.: 410-837-3085


If to Purchaser:                       Brookdale Living Communities, Inc.
                                       77 West Wacker Drive
                                       Chicago, Illinois  60601
                                       Attn:  Matthew F. Whitlock
                                       Telephone No.: (312) 917-4288
                                       Telecopier No.: (312) 917-0460

                                                     and

                                       Brookdale Living Communities, Inc.
                                       77 West Wacker Drive
                                       Chicago, Illinois  60601
                                       Attn:  Robert J. Rudnik
                                       Telephone No.: (312) 917-4234
                                       Telecopier No.: (312) 917-1684

With a copy thereof to                 Burke, Warren, MacKay & Serritella, P.C.
counsel to Purchaser:                  330 N. Wabash Avenue, 22nd Floor
                                       Chicago, Illinois  60601
                                       Attn: Douglas E. Wambach
                                       Telephone No.: (312) 840-7019
                                       Telecopier No.: (312) 840-7900

or to such other address in the United States of America as may from time to time be designated by the party to be addressed by notice to the other in the manner hereinabove provided.

16.02 Any notice, request, demand or other communication served as provided in Section 16.01(i) shall be deemed to have been given and received on the date of actual receipt of such notice, request, demand or other communication. Any notice, request, demand or other communication mailed as provided in Section 16.01(ii) or sent as provided in Section 16.01(iii) shall be deemed to have been given and received on the earlier of (a) the date of actual receipt of such notice, request, demand or other communication, regardless of mode of delivery, or (b) the second Business Day next following the date of mailing by U.S. registered or certified mail or (c) the date of delivery to such special courier service of such notice, request, demand or other communication. Any notice, request, demand or other communication delivered as provided in Section 16.01(iv), shall be deemed to be given and received on the date received provided that the confirmation thereof is sent and deemed received pursuant to the other provisions of this Section 16.02.

16.03 The delivery to or receipt by parties, other than and in addition to Seller or Purchaser, of copies of any notice, request, demand or other communication hereunder is merely an accommodation and is not necessary or required to make effective the actual giving or receipt by Seller or Purchaser of any notice, request, demand or other communication.

17.  No Assignment.

17.01 Except as provided in Section 17.02, Purchaser shall not have the right to transfer or assign this Agreement or any right or interest herein without the prior written consent of Seller, and any purported assignment or transfer thereof by Purchaser, without the prior written consent of Seller, shall not vest in the transferee or assignee any right, title or interest herein or in the Property.

17.02 Notwithstanding the provisions of Section 17.01, Purchaser may assign this Agreement (i) at any time, to a Purchaser's Affiliate, or (ii) as part of a sale or lease transaction, or a financing lease transaction, including a "synthetic lease transaction" pursuant to which Purchaser or Purchaser's Affiliate is the lessee and operator of the Property, which, in either case, Purchaser shall give notice thereof to Seller.

17.03 In the event that, with the prior written consent of Seller or pursuant to Section 17.02, Purchaser shall assign or transfer this Agreement or any right or interest herein, the transferee or assignee shall, by instrument reasonably satisfactory to Seller assume and agree to pay, perform and observe all the covenants, agreements and obligations of Purchaser under this Agreement. No such transfer shall release Purchaser from its obligations under this Agreement unless Seller has expressly consented to such release in writing.

18.  Miscellaneous.  It is further understood and agreed that:

18.01 Time is of the essence of each and every covenant, condition and obligation of this Agreement. Except as herein expressly permitted, neither party hereto shall have the right to extend the Closing, the Closing Date, the date of expiration of any period of time or the date for the performance of any act or the satisfaction of any condition. Failure by a party hereto to perform timely its covenants, agreements and obligations hereunder, unless waived in writing by the other party hereto, shall be a material default under this Agreement.

18.02 The Section headings of this Agreement and the captions of the Exhibits and Schedules attached hereto are for convenience only and are not intended, and shall not be construed, to alter, limit or enlarge in any way the scope or meaning of the language contained in this Agreement and the Exhibits and Schedules attached hereto.

18.03 If any act hereunder by one party requires reasonably the execution of any documents or papers by the other party, then the other party shall cooperate to that end and execute all such documents and papers, subject to and in accordance with this Agreement.

18.04 Except as otherwise provided herein, this Agreement, including, without limitation, all the Exhibits and Schedules attached hereto, contains the whole agreement between Seller and Purchaser, and there are no other terms, promises, obligations, covenants, warranties, representations, statements or conditions, express or implied, of any kind, and any and all prior negotiations and agreements are hereby superseded by and merged into this Agreement.

18.05 None of the covenants, terms or conditions of this Agreement to be paid, observed and performed by either party shall in any manner be altered, waived, modified, changed or abandoned except by a written instrument, duly signed, acknowledged and delivered by the parties hereto.

18.06 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute and be taken as one and the same instrument.

18.07 This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey.

18.08 (i) All the covenants, agreements and provisions contained in the Exhibits and Schedules attached hereto shall, by this reference, be incorporated into and made a part of this Agreement.

        (ii) Any reference to this Agreement herein or in any other documents shall, unless the context otherwise requires, or there is any express statement to the contrary, be deemed and construed to encompass this Agreement and all the Exhibits and Schedules attached hereto.

18.09 (i) This Agreement and all the provisions hereof shall extend to and be binding upon Purchaser, its successors and assigns.

       (ii) This Agreement and all the provisions hereof shall extend to, be binding upon and inure to the benefit of Seller, its successors and assigns.

18.10 This Agreement is intended for the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns and no third party shall have any legal or equitable rights, interests, remedies or claims under any provisions of this Agreement or as a result of any action or inaction of any of the parties hereto in connection therewith.

18.11 If the consent or approval of either Seller or Purchaser is required under this Agreement, then unless otherwise herein expressly stated to the contrary, such consent or approval shall not be unreasonably withheld or delayed.

18.12 If the Closing Date, the date of expiration of any period of time or the date for the performance of any act or the satisfaction of any condition, whether specified or determined by formula or calculation, under this Agreement occurs on a Saturday, Sunday or legal holiday in the State of New Jersey, Maryland or Illinois, then the Closing Date or such date shall automatically be extended to the next following Business Day in said State.

18.13 All payments made or to be made under or pursuant to this Agreement shall be in the lawful money of the United States of America for the payment of public and private debts and no other money or currency.

18.14 Except for the representations, warranties and covenants of Seller contained in Sections 7.01, 8.02, 13.02 and 15, the representations, warranties or covenants of Seller contained in this Agreement shall not survive the Closing and/or termination of this Agreement. Except for the representations, warranties and covenants of Purchaser contained in Sections 3.03, 3.04, 7.02, 8.02, 13.01 and 14, the representations, warranties or covenants of Purchaser contained in this Agreement shall not survive the Closing and/or termination of this Agreement.

18.15 Purchaser shall not record this Agreement or any memorandum hereof and any attempt to do so shall render this Agreement null and void but shall not impair Seller's remedies on account of a Purchaser Default; provided this provision shall not apply in the case of any lis pendens recorded by Purchaser in connection with any proceeding for specific enforcement of this Agreement.


                           [signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered, or caused to be executed and delivered on their behalf by their duly authorized and empowered officers (and such officers represent that they are so authorized and empowered), this Agreement as of the day and year written below.

SELLER:                                     PURCHASER:

BRENDENWOOD MRC LIMITED                     BROOKDALE LIVING COMMUNITIES,
PARTNERSHIP, a Maryland limited             INC., a Delaware corporation
partnership

By:  MERIDIAN RETIREMENT                              By: /s/ Craig G. Walczyk
     CENTERS, INC., a Maryland                           ----------------------
     corporation, general partner                     Name: Craig G. Walczyk
                                                           --------------------
          By: /s/ Roger C. Lipitz                     Title: Vice President
             -----------------------                        -------------------
          Name: Roger C. Lipitz
               ---------------------
          Title: President                  DATED:       September 25    , 1997
                --------------------                ---------------------

By:  KWB PARTNERSHIP, a Maryland
     partnership, general partner


     By:  MERIDIAN RETIREMENT
          CENTERS, INC., a
          Maryland corporation,
          general partner

          By: /s/ Roger C. Lipitz
             -----------------------
          Name: Roger C. Lipitz
               ---------------------
          Title: President
                --------------------

DATED:      October 1       , 1997
      ----------------------